Exhibit 3.43

ARTICLES OF INCORPORATION

OF

MANITOWOC FP, INC.

FIRST.	The name of the corporation is Manitowoc FP, Inc.

SECOND.	Its registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of its resident agent at that address is The Corporation Trust Company of Nevada.

THIRD.	The number of shares the corporation is authorized to issue is Ten Thousand (10,000) shares of Common Stock, no par value.

FOURTH	The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such matter as shall be provided by the Bylaws of this corporation.

The names and addresses of the first board of directors, which shall be two (2) in number, are as follows:

	Name	Post-Office Address

	R.L. McDonald	500 South 16th Street
Manitowoc WI 54221

	F.M. Butler	500 South 16th Street
Manitowoc WI 54221

FIFTH:	The name and post-office address of the sole incorporator signing the articles of incorporation is as follows:

	Name	Post-Office Address

	Thomas A. Simonis	411 East Wisconsin Avenue
Milwaukee, WI 53202